                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-45443


                             PROSPECTUS SUPPLEMENT
                               DATED MAY 18, 2000
                     TO THE PROSPECTUS DATED APRIL 10, 1998

                         ALTERRA HEALTHCARE CORPORATION



         Alterra Healthcare Corporation (f/k/a Alternative Living Services, Inc. (the "Company")) has prepared this Prospectus Supplement to update certain information included in the Company's Prospectus dated April 10, 1998 relating to the Company's $35,000,000 aggregate principal amount of 6.75% Convertible Subordinated Debentures due 2006 (the "Debentures") issued in a private placement on May 17, 1996 and the 1,717,217 shares of common stock, $.01 par value, of the Company that are issuable upon conversion of the Debentures, subject to adjustment under certain circumstances.

         The table set forth in the Prospectus under the caption "SELLING SECURITY HOLDERS" is hereby supplemented as follows:

                                                 PRINCIPAL          PRINCIPAL
                                                 AMOUNT OF          AMOUNT OF
                                                 DEBENTURES        DEBENTURES      PERCENT OF
                                                BENEFICIALLY       THAT MAY BE     OUTSTANDING
NAME                                               OWNED              SOLD         DEBENTURES
----                                            ------------       -----------     -----------
NatWest Securities Limited*..................      $150,000          $150,000          **

-------------

*As set forth in the Prospectus dated April 10, 1998, NatWest Markets, an affiliate of NatWest Securities Limited, is also offering for sale pursuant to the Prospectus, Debentures in the principal amount of $1,935,000 (all or a portion of which may have already been sold), representing 5.5% of the outstanding Debentures. NatWest Markets or certain of its affiliates have provided financial advisory services to the Company and have acted as placement agent and underwriter in connection with the offer and sale of certain of the Company's securities.

**Less than 1%.